COEUR REPORTS SECOND QUARTER RESULTS: PALMAREJO ON SCHEDULE FOR
MARCH 2009 START-UP; SAN BARTOLOMÉ NOW SHIPPING SILVER

HIGHLIGHTS

•	San Bartolomé now in production with first silver doré shipment made on July 25th; estimated 2008 production of 3.2 million ounces; targeted 2009 production of 9 million ounces.
•	Palmarejo construction on-budget and on-schedule for March 2009 start-up; feasibility study completed during quarter resulting in 29% increase in Company-wide silver mineral reserves and 51% increase in Company-wide gold mineral reserves; Guadalupe mineral resources expanded and upgraded.
•	Kensington achieved major milestone regarding tailings facility with U.S. Supreme Court decision to hear case; Company continues to pursue alternative tailings plan.
•	Second quarter production of 2.5 million ounces of silver – 5% higher than prior quarter.
•	Full-year Company-wide production guidance of 13 million ounces of silver.
•	First six months Company-wide cash costs of $3.29 per ounce of silver, a nearly 20% reduction from cash costs of $4.15 per ounce during the first six months of last year.
•	$186.5 million of cash, equivalents and short-term investments at end of second quarter.

COEUR D’ALENE, Idaho – August 8, 2008 — Coeur d’Alene Mines Corporation (NYSE:CDE, TSX:CDM, ASX:CXC) today announced second quarter sales of metal of $50.0 million and a net loss of $5.4 million, or $0.01 per share. The second quarter results include $10.7 million of pre-development expenses at the Palmarejo project in Mexico. These costs are now being to be capitalized going forward due to the completion of the Palmarejo feasibility study during the second quarter. Excluding these pre-development costs, second quarter net income would be $5.3 million, or $0.01 per share.

For the first six months of 2008, the Company reported sales of metal of $107.3 million and a net loss of $0.7 million, or less than $0.01 per share. Coeur expensed a total of $16.4 million of Palmarejo pre-development costs during the first half of 2008. Excluding these pre-development costs that will now be capitalized in future periods, net income during the first six months of 2008 would be $15.8 million, or $0.03 per share.

“Although production at San Bartolomé is ramping up more slowly than anticipated, the Company’s overall growth strategy remains intact. We expect to see the remaining start-up issues at San Bartolomé resolved during the third quarter, and we look forward to the mine contributing production, revenues, and cash flow in the balance of the year and achieving its production levels next year,” commented Dennis E. Wheeler, Coeur’s Chairman, President and Chief Executive Officer. “At Palmarejo, our next major silver mine to come online, we are pleased to report that the Palmarejo project remains on-budget and has now accelerated its start-up timetable to March 2009. Palmarejo is expected to be one of the world’s top five silver mines.

“Finally, at our Kensington gold mine, we were delighted to learn during the second quarter that the U.S. Supreme Court has granted the State of Alaska and Coeur Alaska’s Petitions for a writ of certiorari to review a Ninth Circuit Court of Appeals decision relating to the mine’s 404 tailings permit. With construction of all surface facilities already completed, a final Supreme Court decision or completion of alternative permitting plans may allow for construction of the tailings facility to take place next year, leading to potential production in later 2009. Kensington is expected to produce up to 140,000 ounces of gold annually and contains approximately 1.4 million ounces of gold mineral reserves,” Mr. Wheeler said.

Overview of Assets

San Bartolomé (Bolivia)– Now Shipping Doré

The first silver pour at San Bartolomé took place on June 15th, and the first doré shipment occurred on July 25th. Several days of production have been lost in the third quarter because of the need to replace key parts of the mill. These parts are being replaced, and full mill capacity is expected to be achieved later in August. The San Bartolomé team is focused on resolving these startup issues and bringing the plant up to design production levels of approximately 5,000 tons of ore per day.

The Company is now forecasting silver production at San Bartolomé in 2008 to be approximately 3.2 million ounces. The operating plan is to continue to ramp up production during each remaining month of 2008 and to produce approximately 9 million ounces of silver next year, as originally forecast.

Palmarejo (Mexico) – Construction Activities on Schedule; Feasibility Study Completed

Construction Activities

•	Over 3,600 feet of underground development completed and open-pit pre-stripping activities are advancing as planned.
•	Both mining shovels are in operation with daily production rates of up to 55,000 tons of material being achieved and 3.7 million tons moved in total.
•	Work on the plant site, roads, and the man camp are all well-advanced and on schedule for first half 2009 startup.
•	The contractors for the environmental control dam (ECD) are mobilized and pre-construction activities for the ECD, tailings dam, and diversion channels are progressing as planned.
•	Current construction workforce on-site of approximately 600.

In addition to the construction workforce, mine management personnel are on site. Hiring is ongoing for the remainder of the workforce and training activities have commenced for many of the operations crews.

A total of $46.6 million of capital expenditures have been incurred during the first half of 2008. This excludes the $16.4 million of costs that have been treated as pre-development expenses. The Company expects the rate of capital spending to increase significantly during the second half of the year as construction activities accelerate.

Feasibility Study

Coeur announced results from the feasibility study for Palmarejo in early June. Mining methods, plans and mining operating costs were reviewed by independent consultants Golder & Associates. Aker Solutions (ASA) reviewed and updated the project’s capital costs and operating processing costs.

The feasibility study focused only on the Palmarejo deposit, which is one of three currently identified large silver-gold deposits in the district. The Company will update the results of the feasibility study to include the results of the 2008 exploration program. These updates are expected to result in higher silver and gold production levels, an extended mine life, and increased forecasted cash flows.

Based on the results of the feasibility study, Palmarejo’s proven and probable mineral reserves presently total 62.4 million silver ounces and 751,100 gold ounces. When added to Coeur’s current silver and gold mineral reserves, these new ounces from Palmarejo represent increases to Company-wide levels of 29% and 51%, respectively.

Contained Ounces	Coeur	Palmarejo	Combined	Impact
Proven & Probable Silver Reserves	216,387,000	62,411,200	278,798,200	+29%

Proven & Probable Gold Reserves	1,475,000	751,100	2,226,000	+51%

Based on $11/oz silver price and $600/oz gold price
Coeur column as of Jan. 2007

The mine plan contained in the feasibility study focuses on the mining of current proven and probable mineral reserves, resulting in an initial mine life of nine years. 2009 partial year production from Palmarejo is forecast to reach 5.1 million contained silver ounces and 67,000 ounces of gold. The 2010 projected production – solely from the Palmarejo deposit – is estimated to be 7.4 million ounces of silver and 92,000 ounces of gold. The Company expects to convert additional mineral resources to mineral reserve status with its ongoing exploration and definition drilling program currently underway. Cash costs per ounce of silver are anticipated to be negative over the life of mine based on current metals prices for the gold by-product produced.

Full year 2008 forecast capital expenditures at Palmarejo are expected to total approximately $200 million with approximately $63 million having been spent during the first half of 2008.

Coeur has filed its technical report on the results of the Palmarejo feasibility study with Canadian Securities Administrators on SEDAR, at www.sedar.com, which includes the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors. The Technical Report was filed on July 25, 2008 and was prepared by Greg Blaylock and John Sims, each an employee of Coeur and a qualified person for the purposes of National Instrument 43-101.

Exploration –Increase/Upgrade to Guadalupe Mineral Resources

Coeur has budgeted $8 million for exploration at Palmarejo in 2008. This exploration program is focused on geotechnical and infill drilling in the Palmarejo deposit as well as expanding and upgrading the mineral resources at the nearby Guadalupe deposit.

Specific exploration targets representing near term upside potential include:

•	Palmarejo and Guadalupe deposits remain open at depth and on strike to the north.
•	Ongoing exploration to test the multiple additional structures capable of hosting mineralization similar to Palmarejo and Guadalupe.

As the following tables illustrate, Coeur achieved its objective at Guadalupe of substantially upgrading inferred resources into the measured and indicated categories. The Company anticipates further increases to these resources during the second half of 2008 and is conducting studies by which it is analyzing the potential for some or all of these ounces to convert into proven and probable reserves when the Company reports year-end results.

Updated Guadalupe Resource Estimate
Contained Silver Ounces	Sept. 2007	Current

Measured & Indicated Resources	3,790,000	28,750,000

Contained Gold Ounces	Sept. 2007	Current

Measured & Indicated Resources	49,000	384,000

Including the results of the feasibility study as well as the new results at Guadalupe, the current mineral inventory, excluding inferred resources (shown as appendix) in the Palmarejo district is currently estimated to be:

Current Mineral Inventory
Contained Ounces	Silver Ounces	Gold Ounces

Proven & Probable Reserves	62,411,200	751,000

Measured & Indicated Resources	36,006,800	492,000

Total (excluding Inferred)	98,418,000	1,243,000

Mineral resources are exclusive of mineral reserves. Mineral resources do not have demonstrative economic viability

Kensington (Alaska) – Final Tailings Permitting Expected Later This Year

All major underground development activities and surface facilities are complete at Kensington, with the exception of the tailings facility.

Coeur Alaska has submitted a Modified Plan of Operations to the U.S. Forest Service for an alternative tailings facility for Kensington and is on track to receive the necessary permits later this year. Additionally, on June 27, the U.S. Supreme Court granted the State of Alaska and Coeur Alaska’s Petitions for a writ of certiorari to review a Ninth Circuit Court of Appeals decision relating to the Kensington 404 tailings permit.

At this time, the Company is not able to predict the potential outcome of the U.S. Supreme Court review and continues to evaluate the alternative facility. A final Supreme Court decision or approval of alternative tailings permitting may allow for construction to take place next year, leading to potential production in the latter part of 2009. Through June 30, 2008, approximately $19.4 million of capital has been spent at Kensington. These expenditures relate to underground development activities in preparation of operations, operational requirements and maintenance activities utilizing Coeur’s on-site workforce for water management and monitoring activities.

The Company expects to commence a new exploration drilling program at Kensington during the second half of 2008 designed to add to the mine’s existing resources.

Overview of Operations

Cerro Bayo (Chile)

•	Cerro Bayo produced 342,856 ounces of silver and 6,593 ounces of gold in the second quarter at an average cash cost of $7.62 per silver ounce. During the first half of 2008, Cerro Bayo has produced 776,886 ounces of silver and 16,722 ounces of gold at an average cash cost of $4.06 per silver ounce. Production has been impacted by lower than expected tons and grade.
•	The mine has generated approximately $16.1 million of operating cash flow in the first half of 2008.
•	Operational costs have improved compared to the second half of 2007.
•	Management is aggressively pursuing cost reductions, primarily by reducing the size of the workforce, improving workforce training, and utilizing more efficient mining methods.
•	Drilling and development is presently taking place on the Fabiola and Dagny veins, discovered in June of last year, and these veins are expected to begin to contribute to production later this year and throughout 2009.
•	Coeur expects full-year 2008 production at Cerro Bayo of approximately 1.2 million ounces of silver and approximately 22,000 ounces of gold.

Martha (Argentina)

•	During the second quarter, Martha produced 614,442 ounces of silver at an average cash cost of $9.66 per ounce. During the first half of 2008, Martha produced approximately 1.3 million ounces at an average cash cost of $8.12 per ounce.
•	The new 260 ton per day mill is now operating efficiently and the Company expects increased tons to be processed during the third and fourth quarters, which should result in higher production levels and lower costs per ounce.
•	The mine generated approximately $6.5 million of operating cash flow in the first half of 2008 before changes in working capital. During the first six months of 2008, increases in working capital related to receivables consumed $11.8 million due to the timing difference between production and payment as Martha’s new mill has ramped up during the first half of 2008.
•	The Company anticipates full-year 2008 silver production at Martha of approximately 3.2 million ounces.

Rochester (Nevada)

•	On June 5, Coeur announced that it had decided to retain ownership of Rochester after reviewing strategic alternatives.
•	The Company is conducting a pre-feasibility study to determine whether current silver and gold prices can warrant mining the remaining measured and indicated mineral resources of 27.9 million contained ounces of silver and 183,000 contained ounces of gold contained in various areas of the mine. Coeur expects to complete this study in the first quarter of 2009.
•	The mine continues in its residual leaching phase, producing 898,837 ounces of silver and 6,062 ounces of gold during the second quarter at a cash cost of ($0.89) per ounce of silver including by-product credits. For the first six months of the year, Rochester has produced 1.6 million ounces of silver and 11,912 ounces of gold at average cash costs per ounce of silver of approximately ($1.05) including by-product credits.
•	Rochester generated approximately $26.6 million of operating cash flow during the first half of 2008.
•	In 2008, Coeur expects Rochester to produce approximately 3.1 million ounces of silver and 22,000 ounces of gold.

Broken Hill (Australia)

•	Coeur has now recouped 110% of its initial investment of $36.9 million made less than three years ago to acquire 100% of the silver reserves and production at the Broken Hill mine up to a maximum of 17.2 million payable ounces.
•	During the second quarter, Broken Hill produced 382,349 ounces of silver at an average cash cost of $3.66 per ounce. During the first half of 2008, Broken Hill produced 768,829 ounces of silver at an average cash cost of $3.69 per ounce.
•	The mine generated approximately $11.2 million of operating cash flow in the first half of 2008.
•	The Company expects 2008 silver production from Broken Hill of approximately 1.4 million ounces.

Endeavor (Australia)

•	Coeur has already recouped 37% of its total investment of approximately $45.1 million from approximately 9% of the 20 million total maximum payable silver ounces it is entitled to receive under the terms of the silver sale agreement entered into in June 2005.
•	During the second quarter, Endeavor produced 228,791 ounces of silver for Coeur. Cash costs during the second quarter were $2.59 per ounce of silver.
•	During the first six months of 2008, Endeavor produced 457,290 ounces of silver at an average cash cost of $2.47 per ounce.
•	Endeavor has generated approximately $8.2 million of operating cash flow in the first half of 2008.
•	Coeur expects 2008 production from Endeavor of approximately 900,000 ounces of silver.

About Coeur

Coeur d’Alene Mines Corporation is one of the world’s leading silver companies and also a significant gold producer, with anticipated 2008 silver production of approximately 13 million ounces of silver. The Company produced 11.5 million ounces of silver in 2007. Coeur, which has no silver or gold production hedged, is now producing silver at what is expected to be the world’s largest pure silver mine — San Bartolomé in Bolivia – and is currently constructing another world-leading silver mine – Palmarejo in Mexico. The Company also operates underground mines in southern Chile and Argentina and one surface mine in Nevada; and owns non-operating interests in two low-cost mines in Australia. The Company also owns a major gold project — Kensington in Alaska — and conducts exploration activities in Argentina, Bolivia, Chile, Mexico and Tanzania.  Coeur common shares are traded on the New York Stock Exchange under the symbol CDE, the Toronto Stock Exchange under the symbol CDM, and its CHESS Depositary Interests are traded on the Australian Securities Exchange under symbol CXC.

Conference Call Information

Coeur d’Alene Mines Corporation will hold a conference call to discuss the Company’s second quarter 2008 results at 1:00 p.m. Eastern time on August 8, 2008. To listen live via telephone, call (866) 853-4681 (US and Canada) or (660) 422-4718 (International). The conference ID number is 57362463. The conference call and presentation will also be webcast on the Company’s web site www.coeur.com.  A replay of the call will be available through August 15, 2008. The replay dial-in numbers are (800) 642-1687 (US and Canada) and (706) 645-9291 (International) and the access code is 57362463. In addition, the call will be archived for a limited time on the company’s web site.

Investor Contact
Karli Anderson
Director of Investor Relations
208-665-0345

John Blue
Director, Investor Relations Australia and Asia
011-612-8249-4543

Media Inquiries
Tony Ebersole
Director of Corporate Communications
208-665-0777

Cautionary Statement

This press release contains forward-looking statements within the meaning of securities legislation in the United States, Canada, and Australia, including statements regarding anticipated operating results. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the control of Coeur. Operating, exploration and financial data, and other statements in this presentation are based on information that Coeur believes is reasonable, but involve significant uncertainties affecting the business of Coeur, including, but not limited to, future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, construction schedules, currency exchange rates, and the completion and/or updating of mining feasibility studies, changes that could result from future acquisitions of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in filings made from time to time with the SEC, the Canadian securities regulators, and the Australian Securities Exchange, including, without limitation, Coeur’s reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.

Donald J. Birak, Coeur’s Senior Vice President of Exploration, is the qualified person responsible for the preparation of the scientific and technical information concerning Coeur’s mineral projects in this press release. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, please see the Technical Reports for each of Coeur’s properties as filed on SEDAR at www.sedar.com.

Cautionary Note to U.S. Investors – The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this press release, such as “measured,” “indicated,” and “inferred” “resources,” that are recognized by Canadian and Australian regulations, but that SEC guidelines generally prohibit U.S. registered companies from including in their filings with the SEC.  U.S. investors are urged to consider closely the disclosure in our Form 10-K which may be obtained from us, or from the SEC’s website at http://www.sec.gov/edgar.shtml.

Palmarejo Deposit Mineral Reserves

Mineral Reserves		Short Tons	Grade (oz/t)		Contained Ounces (000s)
		(000s)	Au oz/t	Ag oz/t	Au Ozs	Ag Ozs
Open Pit	Proven	3,848.8	0.031	3.92	120.4	15,103.0
	Probable	2,882.5	0.033	4.15	94.5	11,973.3
	Total	6,731.3	0.032	4.02	214.9	27,076.3
Underground	Proven	2,227.0	0.127	8.50	282.0	18,926.4
	Probable	1,866.5	0.136	8.79	254.2	16,408.4
	Total	4,093.5	0.131	8.63	536.2	35,334.8
Total	Proven	6,075.8	0.066	5.60	402.4	34,029.4
Palmarejo	Probable	4,749.0	0.073	5.98	348.7	28,381.7
	Total	10,824.8	0.069	5.77	751.1	62,411.1

Cut-off grade of 0.88 g/t (0.025 oz/ton) Au Equivalent for open pit mineral reserves
Cut-off grade of 2.97 g/t (0.086 oz/ton) Au Equivalent for underground mineral reserves
  Au Equivalent = [Au grade + (Ag grade/55)]
Metal prices used were $600 US per Au ounce, $11.00 US per Ag ounce
Underground Mining Dilution of 15% at 0.0 g/t Au Eq grade, 100% recovery
Open put dilution of 10% at 0.01 g/t Au Eq grade, 95% recovery
Effective June 10, 2008

Current Palmarejo District Mineral Resources – in addition to mineral reserves

Mineral Reserves		Short Tons	Grade (oz/t)		Contained Ounces (000s)
		(000s)	Au oz/t	Ag oz/t	Au Ozs	Ag Ozs
Measured	Palmarejo	743.9	0.066	4.46	48.9	3,316.7
Indicated	Palmarejo	828.8	0.071	4.75	59.0	3,940.8
	Guadalupe	6,658.2	0.058	4.32	383.9	28,749.3
	Subtotal	7,487.0	0.059	4.37	442.9	32,690.1
M + I	Palmarejo	1,572.8	0.069	4.61	107.9	7,257.5
	Guadalupe	6,658.2	0.058	4.32	383.9	28,749.3
	Total M + I	8,231.0	0.060	4.37	491.8	36,006.8
Inferred	Palmarejo	9,570.4	0.031	2.57	292.3	24,605.9
	Guadalupe	4,474.7	0.061	3.68	271.1	16,455.9
	La Patria	3,968.3	0.043	1.02	171.0	4,030.0
	Total Inferred	18,013.4	0.041	2.50	734.4	45,091.8

Estimated at a cut-off grade of 0.8 g/t Au Equivalent (0.023 oz/short ton) for Palmarejo and La Patria deposits and 2.5 g/t (0.073 oz/short ton) for Guadalupe. Au Equivalent = [Au grade + (Ag grade/55)].
Palmarejo effective June 10, 2008. Guadalupe effective August 8, 2008. La Patria effective September 12, 2007.
Mineral Resources are in addition to mineral reserves and have not demonstrated economic value

Year-end 2007 Mineral Reserves

Property	Mineral Reserves	Short Tons (millions)	Average Grades (oz/ton)		Contained Ounces (millions)
			Au	Ag	Au	Ag
Cerro Bayo	Proven	0.440	0.153	9.73	0.067	4.280
	Probable	0.342	0.130	8.65	0.045	2.954
	Total	0.782	0.143	9.26	0.112	7.234
Martha	Proven	0.055	0.074	52.95	0.004	2.924
	Probable	0.098	0.066	54.55	0.007	5.369
	Total	0.154	0.069	53.97	0.011	8.293
San Bartolome	Proven
	Probable	42.043		3.64		153.003
	Total	42.043		3.64		153.003
Broken Hill	Proven	8.021		1.59		12.727
	Probable	4.373		1.19		5.204
	Total	12.394		1.45		19.931
Endeavor	Proven	8.818		1.52		13.375
	Probable	10.913		1.52		16.551
	Total	19.731		1.52		29.926
Kensington	Proven	0.021	0.225		0.005
	Probable	4.398	0.306		1.347
	Total	4.419	0.306		1.352
Rochester	Proven
	Probable
	Total
Palmarejo	Proven	6.076	0.066	5.60	0.402	34.029
	Probable	4.749	0.073	5.98	0.349	28.382
	Total	10.812	0.069	5.77	0.751	62.411
All Properties	Proven	23.432	0.020	2.87	0.478	67.336
	Probable	66.915	0.026	3.16	1.747	211.463
	Total	90.347	0.025	3.09	2.225	278.799

Effective January 1, 2008 for Cerro Bayo, Martha, San Bartolomé, Rochester and Kensington. Endeavor and Broken Hill at June 30, 2007. Palmarejo at June 10, 2008.
Metal Prices used were; $600 / Au ounce and $11/ Ag ounces at Cerro Bayo, Martha, San Bartolomé, Rochester, and Palmarejo, $550 / Au ounce at Kensington, $13.5/ Ag ounce for Broken Hill and $15/Ag ounce at Endeavor.

Year-end 2007 Mineral Resources

Property	Mineral Resources	Short Tons (millions)	Average Grades (oz/ton)		Contained Ounces (millions)
			Au	Ag	Au	Ag
Rochester	Measured	25.153	0.006	0.85	0.143	21.408
	Indicated	7.511	0.005	0.86	0.040	6.465
	M+I	32.664	0.006	0.85	0.183	27.873

Mineral resources are effective January 1, 2008 and are in addition to mineral reserves and have not demonstrated economic viability. Cut-off grade was 0.7 oz/t Ag Equivalent, $600 per Au ounce and $11 per Ag ounce
Ag Eq = [(Au grade * 83) + Ag grade]

Operating Statistics from Continuing Operations

        The following table presents information by mine and consolidated sales information for the three and six month periods ended June 30, 2008 and 2007:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Rochester
Tons processed	--	2,065,481	--	4,148,753
Ore grade/Ag oz	--	0.59	--	0.67
Ore grade/Au oz	--	.006	--	.007
Recovery/Ag oz (A)	--	100.7%	--	86.2%
Recovery/Au oz (A)	--	117.7%	--	103.6%
Silver production ounces	898,837	1,227,233	1,579,347	2,410,029
Gold production ounces	6,062	14,146	11,912	28,435
Cash cost/oz	$(.89)	$2.54	$(1.05)	$3.71
Total cost/oz	$(.24)	$5.21	$(.24)	$6.96
Cerro Bayo
Tons milled	67,063	99,095	158,581	157,545
Ore grade/Ag oz	5.45	3.92	5.25	4.82
Ore grade/Au oz	.126	.110	.124	.133
Recovery/Ag oz	93.8%	95.1%	93.3%	95.0%
Recovery/Au oz	77.7%	93.4%	84.8%	93.7%
Silver production ounces	342,856	369,500	776,886	721,448
Gold production ounces	6,593	10,218	16,722	19,646
Cash cost/oz	$7.62	$7.16	$4.06	$4.26
Total cost/oz	$13.96	$10.91	$10.44	$8.07
Martha Mine
Tons milled	13,170	9,663	22,147	17,864
Ore grade/Ag oz	49.26	89.12	59.47	84.77
Ore grade/Au oz	.065	.122	.071	.115
Recovery/Ag oz	94.7%	93.9%	96.0%	94.6%
Recovery/Au oz	95.3%	92.5%	92.8%	93.3%
Silver production ounces	614,442	809,026	1,265,078	1,432,124
Gold production ounces	815	1,089	1,469	1,924
Cash cost/oz	$9.66	$5.18	$8.12	$5.59
Total cost/oz	$11.84	$5.57	$10.12	$6.00
Endeavor
Tons milled	281,991	251,785	529,153	537,865
Ore grade/Ag oz	1.44	1.03	1.53	0.96
Recovery/Ag oz	56.5%	48.2%	56.6%	55.1%
Silver production ounces	228,791	124,441	457,290	284,718
Cash cost/oz	$2.59	$2.91	$2.47	$3.06
Total cost/oz	$5.00	$3.89	$4.61	$4.04
Broken Hill
Tons milled	526,197	447,771	1,027,167	749,388
Ore grade/Ag oz	1.02	1.28	1.03	1.22
Recovery/Ag oz	71.0%	83.2%	72.6%	85.0%
Silver production ounces	382,349	476,494	768,829	779,342
Cash cost/oz	$3.66	$3.20	$3.69	$3.19
Total cost/oz	$5.43	$5.16	$5.46	$5.15
San Bartolomé (B)
Tons milled	17,078	--	17,078	--
Ore grade/Ag oz	8.15	--	8.15	--
Recovery/Ag oz	15.7%	--	15.7%	--
Silver production ounces	21,856	--	21,856	--
Cash cost/oz	$13.15	--	$13.15	--
Total cost/oz	$15.85	--	$15.85	--
CONSOLIDATED PRODUCTION TOTALS
Silver ounces	2,489,131	3,006,694	4,869,286	5,627,661
Gold ounces	13,470	25,453	30,103	50,005
Cash cost per oz/silver	$4.03	$3.93	$3.29	$4.15
Total cost/oz	$6.19	$5.94	$5.58	$6.45
CONSOLIDATED SALES TOTALS(C)
Silver ounces sold	2,270,588	2,805,479	4,682,905	5,481,913
Gold ounces sold	15,168	25,520	29,930	50,152
Realized price per silver ounce	$18.84	$13.47	$18.64	$13.60
Realized price per gold ounce	$987.70	$664.57	$976.68	$655.06

(A)	The leach cycle at Rochester requires 5 to 10 years to recover gold and silver contained in the ore. The Company estimates the ultimate recovery to be approximately 61.5% for silver and 93% for gold. However, ultimate recoveries will not be known until leaching operations cease, which is currently estimated for 2011. Current recovery may vary significantly from ultimate recovery. In August 2007, mining and crushing activities were terminated and ore reserves were fully mined.

(B)	San Bartolomé commenced start-up activities on June 27, 2008. Mine statistics do not represent normal operating results. It is expected that the Company will achieve normal operating levels by the end of 2008.

(C)	Units sold at realized metal prices will not match reported metal sales due primarily to the effects on revenues of mark-to-market adjustments on embedded derivatives in the Company’s provisionally priced sales contracts.

“Cash Costs per Ounce” are calculated by dividing the cash costs computed for each of the Company’s mining properties for a specified period by the amount of gold ounces or silver ounces produced by that property during that same period. Management uses cash costs per ounce as a key indicator of the profitability of each of its mining properties. Gold and silver are sold and priced in the world financial markets on a US dollar per ounce basis.

“Cash Costs” are costs directly related to the physical activities of producing silver and gold, and include mining, processing and other plant costs, third-party refining and smelting costs, marketing expense, on-site general and administrative costs, royalties, in-mine drilling expenditures that are related to production and other direct costs. Sales of by-product metals are deducted from the above in computing cash costs. Cash costs exclude depreciation, depletion and amortization, corporate general and administrative expense, exploration, interest, and pre-feasibility costs and accruals for mine reclamation. Cash costs are calculated and presented using the “Gold Institute Production Cost Standard” applied consistently for all periods presented.

Total cash costs per ounce is a non-GAAP measurement and investors are cautioned not to place undue reliance on it and are urged to read all GAAP accounting disclosures presented in the consolidated financial statements and accompanying footnotes. In addition, see the reconciliation of “cash costs” to production costs set forth below.

The following tables present a reconciliation between non-GAAP cash costs per ounce to GAAP production costs applicable to sales reported in the Statement of Operations:

THREE MONTHS ENDED JUNE 30, 2008 (In thousands except ounces and per ounce costs)
	Rochester	Cerro Bayo	Martha	Endeavor	Broken Hill	San Bartolomé	Total
Production of Silver (ounces)	898,837	342,856	614,442	228,791	382,349	21,856	2,489,131
Cash Costs per ounce	$(0.89)	$7.62	$9.66	$2.59	$3.66	$13.15	$4.03

Total Cash Costs	$(799)	$2,613	$5,934	$592	$1,400	$287	$10,027
Add/Subtract:
Third party smelting costs	--	(1,163)	(1,089)	(369)	(653)	--	(3,274)
By-product credit	5,437	5,894	729	--	--	--	12,060
Other adjustments	(3)	--	116	--	--	--	113
Change in inventory	6,365	665	(793)	(26)	79	(346)	5,944
Depreciation, depletion and amortization	583	2,173	1,226	551	677	59	5,269

Production costs applicable to sales	$11,583	$10,182	$6,123	$748	$1,503	$--	$30,139

SIX MONTHS ENDED JUNE 30, 2008 (In thousands except ounces and per ounce costs)
	Rochester	Cerro Bayo	Martha	Endeavor	Broken Hill	San Bartolomé	Total
Production of Silver (ounces)	1,579,347	776,886	1,265,078	457,290	768,829	21,856	4,869,286
Cash Costs per ounce	$(1.05)	$4.06	$8.12	$2.47	$3.69	$13.15	$3.29

Total Cash Costs	$(1,654)	$3,157	$10,274	$1,130	$2,836	$287	$16,030
Add/Subtract:
Third party smelting costs	--	(2,407)	(1,463)	(680)	(1,331)	--	(5,881)
By-product credit	10,830	15,359	1,341	--	--	--	27,530
Other adjustments	100	--	470	--	--	--	570
Change in inventory	14,515	(43)	(2,369)	145	6	(346)	11,908
Depreciation, depletion and amortization	1,173	4,951	2,063	979	1,361	59	10,586

Production costs applicable to sales	$24,964	$21,017	$10,316	$1,574	$2,872	$--	$60,743

THREE MONTHS ENDED JUNE 30, 2007 (In thousands except ounces and per ounce costs)
	Rochester	Cerro Bayo	Martha	Endeavor	Broken Hill	Total
Production of Silver (ounces)	1,227,233	369,500	809,026	124,441	476,494	3,006,694
Cash Costs per ounce	$2.54	$7.16	$5.18	$2.91	$3.20	$3.93

Total Cash Costs (Non-GAAP)	$3,112	$2,645	$4,190	$362	$1,525	$11,834
Add/Subtract:
Third party smelting costs	--	(845)	(464)	(249)	(600)	(2,158)
By-product credit (1)	9,420	6,776	726	--	--	16,922
Other adjustments	511	--	--	--	--	511
Change in inventory	205	(546)	--	19	(47)	(369)
Depreciation, depletion and amortization	2,765	1,384	313	122	934	5,518

Production costs applicable to
sales, including depreciation,
depletion and amortization (GAAP)	$16,013	$9,414	$4,765	$254	$1,812	$32,258

SIX MONTHS ENDED JUNE 30, 2007 (In thousands except ounces and per ounce costs)
	Rochester	Cerro Bayo	Martha	Endeavor	Broken Hill	Total
Production of Silver (ounces)	2,410,029	721,448	1,432,124	284,718	779,342	5,627,661
Cash Costs per ounce	$3.71	$4.26	$5.59	$3.06	$3.19	$4.15

Total Cash Costs (Non-GAAP)	$8,934	$3,071	$7,999	$873	$2,483	$23,360
Add/Subtract:
Third party smelting costs	--	(1,452)	(982)	(616)	(968)	(4,018)
By-product credit (1)	18,696	12,914	1,271	--	--	32,881
Other adjustments	650	--	--	--	--	650
Change in inventory	(3,276)	(2,333)	518	32	(54)	(5,113)
Depreciation, depletion and amortization	7,181	2,749	584	279	1,528	12,321

Production costs applicable to
sales, including depreciation,
depletion and amortization (GAAP)	$32,185	$14,949	$9,390	$568	$2,989	$60,081

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2008	December 31, 2007
ASSETS	(In thousands)
CURRENT ASSETS
Cash and cash equivalents	$97,842	$98,671
Short-term investments	88,665	53,039
Receivables	76,556	56,121
Ore on leach pad	19,219	25,924
Metal and other inventory	28,439	18,918
Deferred tax assets	2,745	3,573
Prepaid expenses and other	8,293	7,821

	321,759	264,067
PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	415,563	322,733
Less accumulated depreciation	(80,074)	(69,937)

	335,489	252,796
MINING PROPERTIES
Operational mining properties	217,921	143,324
Less accumulated depletion	(128,002)	(124,401)

	89,919	18,923
Mineral interests	1,758,226	1,731,715
Less accumulated depletion	(13,978)	(11,639)

	1,744,248	1,720,076
Non-producing and development properties	299,019	311,469

	2,133,186	2,050,468
OTHER ASSETS
Ore on leach pad, non-current portion	15,520	24,995
Restricted assets	25,926	25,760
Receivables, non-current	22,021	18,708
Debt issuance costs, net	13,122	4,848
Deferred tax assets	775	1,109
Other	8,905	8,943

	86,269	84,363

TOTAL ASSETS	$2,876,703	$2,651,694

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2008	December 31, 2007
	(In thousands, except share data)
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$52,950	$49,642
Accrued liabilities and other	9,687	9,072
Accrued income taxes	7,512	7,547
Accrued payroll and related benefits	7,469	9,342
Accrued interest payable	3,144	1,060
Credit facility, current portion of long-term debt and capital lease obligations	27,055	30,831
Current portion of reclamation and mine closure	4,909	4,183

	112,726	111,677
LONG-TERM LIABILITIES
3 1/4% Convertible Senior Notes due March 2028	230,000	--
1 1/4% Convertible Senior Notes due January 2024	180,000	180,000
Reclamation and mine closure	29,970	30,629
Deferred income taxes	568,750	573,681
Obligations under capital leases	20,648	23,661
Other long-term liabilities	6,391	4,679

	1,035,759	812,650
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Common Stock, par value $1.00 per share; authorized 750,000,000 shares in 2008 and 2007, issued 551,923,705 shares in 2008 and
551,512,230 shares in 2007 (1,059,211 shares held in treasury)	551,924	551,512
Additional paid-in capital	1,609,160	1,607,737
Accumulated deficit	(419,987)	(419,331)
Shares held in treasury	(13,190)	(13,190)
Accumulated other comprehensive income	311	639

	1,728,218	1,727,367

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,876,703	$2,651,694

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
REVENUES	(In thousands except per share data)
Sales of metal	$50,024	$51,664	$107,310	$102,524
COSTS AND EXPENSES
Production costs applicable to sales	24,873	26,740	50,158	47,760
Depreciation and depletion	6,306	5,753	11,969	12,774
Administrative and general	7,032	5,710	15,557	11,884
Exploration	4,725	2,549	8,468	5,430
Pre-development	10,657	--	16,441	--
Litigation settlement	--	--	--	507

Total cost and expenses	53,593	40,752	102,593	78,355

OPERATING INCOME (LOSS)	(3,569)	10,912	4,717	24,169

OTHER INCOME AND EXPENSE
Interest and other income	177	4,316	1,507	8,866
Interest expense, net of capitalized interest	(867)	(83)	(1,687)	(170)

Total other income and expense	(690)	4,233	(180)	8,696

Income (loss) from continuing operations before income taxes	(4,259)	15,145	4,537	32,865
Income tax provision	(1,118)	(3,227)	(5,193)	(6,928)

NET INCOME (LOSS)	(5,377)	11,918	(656)	25,937
Other comprehensive income (loss)	(1,040)	688	(328)	516

COMPREHENSIVE INCOME (LOSS)	$(6,417)	$12,606	$(984)	$26,453

BASIC AND DILUTED INCOME (LOSS) PER SHARE
Basic	$(0.01)	$0.04	$0.00	$0.09

Diluted	$(0.01)	$0.04	$0.00	$0.09

Weighted average number of shares of common stock
Basic	550,096	277,763	550,030	277,720
Diluted	550,096	302,240	550,030	302,205

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(5,377)	$11,918	$(656)	$25,937
Add (deduct) non-cash items:
Depreciation and depletion	6,306	5,753	11,969	12,774
Deferred taxes	(2,972)	901	(3,900)	1,274
Unrealized loss on embedded derivative, net	4,698	1,125	3,524	1,090
Share based compensation	297	1,044	1,888	1,606
Other	(830)	(252)	496	(231)
Changes in Operating Assets and Liabilities:
Receivables and other assets	(12,178)	(1,780)	(26,659)	5,784
Prepaid and other current assets	257	(3,004)	440	(3,160)
Inventories	2,062	(404)	6,659	(5,446)
Accounts payable and accrued liabilities	5,162	(3,757)	(3,985)	(5,417)

CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(2,575)	11,544	(10,224)	34,211

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(104,127)	(57,701)	(168,636)	(99,704)
Purchases of short-term investments	(153,943)	(17,267)	(245,622)	(50,578)
Proceeds from sales of short-term investments	157,910	22,101	209,709	82,261
Other	(89)	(41)	(38)	427

CASH USED IN INVESTING ACTIVITIES	(100,248)	(52,908)	(204,587)	(67,594)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of convertible notes	--	--	230,000	--
Repayment of credit facility, long-term debt and capital leases	(5,338)	(392)	(7,826)	(778)
Proceeds from short-term borrowings	--	--	694	--
Payment of debt issuance costs	(166)	--	(8,550)	--
Common stock repurchased	--	--	(372)	(277)
Other	(9)	--	36	(2)

CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(5,513)	(392)	213,982	(1,057)

DECREASE IN CASH AND CASH EQUIVALENTS	(108,336)	(41,756)	(829)	(34,440)
Cash and cash equivalents at beginning of period	206,178	277,988	98,671	270,672

Cash and cash equivalents at end of period	$97,842	$236,232	$97,842	$236,232